                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           April 15, 1996
                                                -----------------------------

First Chicago NBD Corporation
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                              1-7127                 38-1984850
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(STATE OR OTHER JURISDICTION       (COMMISSION            (IRS EMPLOYER
  OF INCORPORATION)                FILE NUMBER           IDENTIFICATION NO.)


One First National Plaza,  Chicago, IL                           60670
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   312-732-4000
                                                     ------------
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ITEM 5.  OTHER EVENTS
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     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5



Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               First Chicago NBD Corporation
                               ------------------------------
                               (REGISTRANT)


Date:  April 15, 1996       By:  /s/ M. Eileen Kennedy
      -----------------        ----------------------------------
                                Title: Senior Vice President and
                                       Treasurer
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                                 Attachment A
                                 ------------



     CHICAGO, April 15, 1996 -- First Chicago NBD Corporation today reported net income of $340 million for the first quarter of 1996, up from $336 million for the first quarter of 1995. Earnings per common share were $1.03, a 4% increase from $0.99 per share in the year-ago quarter. Return on common stockholders' equity was 16.6%.

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                         FIRST CHICAGO NBD KEY RATIOS
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                              1st Qtr., 1996   4th Qtr., 1995*   1st Qtr., 1995


Earnings per common share            $1.03           $0.96            $0.99

Return on common equity              16.6%           15.4%            17.7%

Return on assets                     1.13%           1.02%            1.16%

Adjusted net interest margin         4.23%           3.93%            3.96%

Operating efficiency                 53.8%           54.0%            56.3%
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 *operating results

HIGHLIGHTS

 .    The Corporation has made significant progress toward its target of reducing securities and short-term assets by $25 billion. As of March 31, 1996, asset reductions totaled almost $12 billion for those targeted asset categories, compared with the related average balance for the first half of 1995.

 .    During the first quarter, the Corporation completed an important merger objective of consolidating its international network under The First National Bank of Chicago. First Chicago NBD now has 14 offices in 11 countries outside the United States.

 .    Managed credit card outstandings were $17.3 billion at quarter-end, compared with $13.0 billion at March 31, 1995, and $17.5 billion at year-end 1995. The securitized portion of the managed portfolio was $7.6 billion at the end of the first quarter. The net charge-off rate for the managed portfolio increased to 4.8%, versus 4.4% in the fourth quarter and 3.8% one year ago.

 .    Tier 1 and total risk-based capital ratios were approximately 8.0% and
     12.2%, respectively, at quarter-end. These ratios remain significantly higher than the "well-capitalized" regulatory guidelines.

 .    Book value per common share was $25.70 at March 31, up from $23.54 in the year-ago quarter and $25.25 at year-end 1995.

NET INTEREST INCOME

     NET INTEREST INCOME on a tax-equivalent basis was $913 million, up 12% from the year-ago quarter. AVERAGE LOANS increased to $63.8 billion from $56.1 billion in the 1995 first quarter. Growth in both the credit card and regional banking businesses accounted for much of this increase. AVERAGE EARNING ASSETS were $104.6 billion for the quarter.

     NET INTEREST MARGIN on a reported basis was 3.51%, versus 3.22% one year ago and 3.23% in the fourth quarter. Adjusting for credit card securitizations and the activities of First Chicago Capital Markets, Inc., net interest margin was 4.23% for the quarter, compared with 3.96% in the 1995 first quarter and 3.93% in the fourth quarter.

NONINTEREST INCOME

     NONINTEREST INCOME for the first quarter was $626 million, an increase of 4% over the $603 million year-ago figure.

     MARKET-DRIVEN REVENUE of $107 million was down slightly from a year earlier. The decline in TRADING PROFITS to $36 million was mostly attributable to lackluster performance in foreign exchange. EQUITY SECURITY GAINS were $49 million and INVESTMENT SECURITIES gains were $22 million for the quarter.

     FIDUCIARY AND INVESTMENT MANAGEMENT FEES were $100 million, CREDIT CARD FEES were $207 million, and SERVICE CHARGES AND COMMISSIONS were $189 million in the first quarter.


NONINTEREST EXPENSE

     NONINTEREST EXPENSE was $828 million for the first quarter, up 4% from the year-ago quarter but essentially flat with fourth-quarter operating levels. The Corporation expects to realize at least $200 million in merger-related cost savings by the end of 1997. Furthermore, at least half of the total savings are anticipated in 1996.


CREDIT QUALITY

     THE PROVISION FOR CREDIT LOSSES was $175 million, up substantially from the 1995 first quarter due to growth in credit card receivables and charge-offs. The provision related to the commercial portfolio equaled $39 million, while the consumer portion was $136 million.

     THE ALLOWANCE FOR CREDIT LOSSES was $1.4 billion at March 31, representing 354% of total nonperforming loans. The allowance related to credit card outstandings was approximately $342 million. In addition, reserves of approximately $277 million were held on the balance sheet for securitized credit card assets.

     TOTAL NET CHARGE-OFFS in the first quarter were $145 million, of which $97 million was related to credit card receivables. Net charge-offs on the securitized credit cards were $109 million. The net charge-off rate for total managed credit cards was 4.8% for the quarter, compared with 3.8% for the first quarter of last year.

OTHER RECENT DEVELOPMENTS

 .    In the first quarter, the sale of the Ohio branch network to Fifth Third
     Bancorp generated an after-tax gain of $7.5 million.

 .    The Corporation's retail brokerage services were merged into First NBD
     Investment Services during the first quarter. Additionally, the retail mortgage businesses were combined into First Chicago NBD Mortgage Company.

 .    The Corporation announced the planned construction of a new credit card facility in Springfield, Missouri, scheduled for occupancy in mid-1997. This location will be the fifth operating site for the rapidly growing credit card business.

First Chicago NBD Corporation and Subsidiaries
Comparative Summary

                                                                         Three Months Ended March 31
                                                                         ---------------------------
(Dollars in millions, except per share data)                         1996          1995           Change
                                                                     ----          ----           ------
Net interest income--tax-equivalent basis.......................     $    913      $    815       + 12%
Provision for credit losses.....................................          175            85          -
Noninterest income..............................................          626           603       +  4
Noninterest expense.............................................          828           799       +  4
Net income......................................................          340           336       +  1

Earnings per share
  Primary
     Net income.................................................     $   1.04      $   1.01       +  3
     Average common and common-equivalent shares (in millions)..        319.2         324.1       -  2

  Fully diluted
     Net income.................................................     $   1.03         $0.99       +  4
     Average shares, assuming full dilution (in millions).......        326.2         331.2       -  2

Average balances
  Loans.........................................................     $ 63,790      $ 56,127       + 14%
  Earning assets................................................      104,629       102,771       +  2
  Total assets..................................................      120,708       117,172       +  3
  Common stockholders' equity...................................        8,053         7,458       +  8
  Stockholders' equity..........................................        8,543         8,069       +  6

Net interest margin.............................................         3.51 %        3.22 %     +  9%
Return on assets................................................         1.13          1.16       -
Return on common stockholders' equity...........................         16.6          17.7       -  6


                                                                                 At March 31
                                                                     -----------------------------------
                                                                       1996          1995         Change
                                                                      ------        ------        ------
Assets..........................................................     $115,465      $119,915       -  4%
Loans...........................................................       64,253        57,744       + 11
Deposits........................................................       64,243        63,752       +  1
Common stockholders' equity.....................................        8,135         7,548       +  8
Stockholders' equity............................................        8,624         8,159       +  6

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
FIRST CHICAGO NBD CORPORATION
CAPITAL DATA
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                                                            3/31/96    12/31/95    9/30/95    6/30/95    3/31/95
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
Common Equity/Assets Ratio (1)...................              7.3%        6.9%       6.8%       6.7%       6.7%
Risk-Based Capital Ratios: (1)(2)................
   Tier 1........................................              8.0%        7.8%       8.2%       8.5%       8.4%
   Total.........................................             12.2%       11.8%      12.4%      12.8%      12.7%
Leverage Ratio (1)(2)............................              7.3%        6.9%       6.9%       7.0%       7.3%
Book Value of Common Equity......................            $25.70      $25.25     $24.96     $24.25     $23.54

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 3/31/96 ratios are estimated.